Exhibit 99.1

IPO 2.0 update

Today, we started the process of winding down IPOD and IPOF.

This means that the funds raised by IPOD and IPOF will be returned to their respective shareholders. Over the past two years, we evaluated more than 100 targets and while we came close to doing a deal several times, we ultimately walked away each time for a couple of reasons:

1.	Valuation. A combination of factors made it very difficult to find a company at a reasonable valuation and margin of safety. Ultimately, to get a deal done would have required us stretching on price or buying an inferior asset – neither were things we felt comfortable doing.

2.	Volatility. We saw resistance from management teams who either weren’t prepared for or didn’t want to face the public markets in the face of current volatility.

Looking back, I am proud of the companies we helped bring public – Virgin Galactic, Opendoor, Clover Health, SoFi, ProKidney, and Akili. They are well positioned to bring innovation to each of their end markets over the next several years, and I am proud we were able to have played a role in each of their respective journeys.

Looking ahead, our focus remains on investing in big ideas at the early stage. Our view on SPACs remains consistent since our first deal – SPACs are just one of many tools in our toolkit to support companies as they enter subsequent stages of growth. Meanwhile, we are continuing to search for targets for the two remaining vehicles in our Bio 2.0 platform.

More details on IPOD and IPOF can be found in their respective filings with the SEC.

Respectfully,

Chamath